Exhibit 99.1

Aqua Metals Provides Fourth Quarter and Full Year 2017 Corporate Update

Management to Host Call Today at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time

ALAMEDA, Calif., March 15, 2018 – Aqua Metals, Inc. (NASDAQ: AQMS), (“Aqua Metals” or the “Company”), which is proceeding to commercialize its proprietary electrochemical lead recycling technology called AquaRefining™, has provided a corporate update and announced results for the fourth quarter and full year ended December 31, 2017.

Company Update

Aqua Metals continues to work towards scaling up operations at the world’s first AquaRefinery at the Tahoe Reno Industrial Center (TRIC) in McCarren, Nevada.

As previously described, the modules experienced a “sticky lead” condition in which recovered lead was hanging up on the modules’ exit chutes, and as a result, periodic manual intervention was required to remove the AquaRefined lead. The following progress has been made to overcome this condition:

●	In early December 2017, Aqua Metals announced that they had developed a solution to address the “sticky lead” condition by using a retro-fit package consisting of modifications to the exit chute and improvements to the electrolyte feed system.

●	Initial testing of the chosen solution was completed using one electrolyser during the remainder of December 2017.

●	This solution was then expanded to one full module, comprised of 6 electrolysers, and operated during January and early February. The retro-fitted module completed a series of tests, including operation of more than 20 hours over a four-day period.

●	In early March, the Company completed the first 24 hour run of continuous operation of an AquaRefining module. This 24-hour testing run produced approximately 2.4 metric tonnes of AquaRefined lead, which meets the Company’s objectives. Moreover, the module achieved this output using approximately 13% less energy than its design basis, in part, as a result of the modifications developed to resolve the sticky lead issue.

Work to install the parts required for “sticky lead” retro-fit has commenced, and the Company expects to have substantially completed this by the end of March. The Company plans to bring 16 retro-fitted modules on-line in groups of 4. The first group is expected to begin initial operation by the end of March 2018 and our plan is to ramp up AquaRefining production during Q2.

Fourth Quarter and Full Year 2017 Financials

Total revenues in 2017 were $2.1 million, compared to no revenue in 2016. Total revenues in the fourth quarter of 2017 were $0.9 million, compared to $0.6 million in the third quarter of 2017 and no revenue in the fourth quarter of 2016.

The Company incurred an operating loss of $24.9 million in 2017 compared to an operating loss of $13.0 million in 2016. The Company incurred an operating loss of $6.5 million during the fourth quarter of 2017 compared to an operating loss of $4.6 million in the fourth quarter of 2016.

Net loss for 2017 was $26.6 million, or ($1.31) per diluted share, compared to a net loss of $13.6 million, or ($0.89) per diluted share, in 2016. Net loss for the fourth quarter of 2017 was $7.0 million, or ($0.32) per diluted share, compared to a net loss of $4.9 million, or ($0.30) per diluted share, in the fourth quarter of 2016.

The Company had $22.8 million in cash and cash equivalents as of December 31, 2017, compared to $26.6 million as of December 31, 2016. In the fourth quarter of 2017, the Company raised approximately $13.8 million from an underwritten public offering. In January 2018, the Company received approximately $2.1 million from the underwriter exercising its overallotment option from the December 2017 capital raise.

First Quarter 2018 Guidance

Total revenues in the first quarter of 2018 are expected to range between $1.3 million and $1.4 million, compared to revenue of $0.9 million in the fourth quarter of 2017.

Conference Call and Webinar

Aqua Metals will host a conference call today, Thursday, March 15, 2018 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss its financial results for the fourth quarter and full year ended December 31, 2017.

Dr. Stephen Clarke, Chairman and Chief Executive Officer, and Thomas Murphy, Interim Chief Financial Officer, will host the call followed by a question and answer session.

To access the call, please use the following information:

Date: Thursday, March 15, 2018

Time: 2:00 p.m. Pacific time (5:00 p.m. Eastern time)

Dial-in: 1-888-394-8218

International Dial-in: 1-323-794-2149

Passcode: 6648793

Webcast: http://public.viavid.com/index.php?id=128741

A telephone replay will be available approximately two hours after the call and will run through April 15, 2018 by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 6648793.

The webcast will be available for replay for 60 days at http://public.viavid.com/index.php?id=128741 and on the investor relations section of the company’s website at www.aquametals.com.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented and patent-pending AquaRefining™ technology. AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. These modular systems allow the Company to reduce environmental impact and scale lead acid recycling production capacity both by building its own AquaRefineries and licensing the AquaRefining technology to partners. Aqua Metals is based in Alameda, California, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. The forward looking statements in this release include the strength and efficacy of Aqua Metals’ portfolio of patent applications and issued patents, the lead acid battery recycling industry, the future of lead acid battery recycling via traditional smelters, the Company’s development of its commercial lead acid battery recycling facilities and the quality and efficiency of the Company’s proposed lead acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that the Company may not be able to produce and market AquaRefined lead on a commercial basis or, if the Company achieves commercial operations, that such operations will be profitable, (2) the fact that the Company only recently commenced production and has not generated any significant revenue to date, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (3) the risk no further patents will be issued on the Company’s patent applications or any other application that it may file in the future and that those patents issued to date and any patents issued in the future will be sufficiently broad to adequately protect the Company’s technology, (4) the risk that the Company’s initial patents and any other patents that may be issued to it may be challenged, invalidated, or circumvented, (5) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities and fund continuing losses from operations as the Company endeavors to achieve profitability; (6) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (7) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (8) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed on November 9, 2017 and the Company’s Annual Report on Form 10-K to be filed with the SEC. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Aqua Metals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

ASSETS

	December 31, 2017	December 31, 2016

Current assets
Cash and cash equivalents	$22,793	$25,458
Restricted cash	—	1,124
Accounts receivable	882	—
Inventory	1,239	59
Prepaid expenses and other current assets	770	729
Total current assets	25,684	27,370

Non-current assets
Property and equipment, net	45,733	41,392
Intellectual property, net	1,461	1,137
Other assets	1,564	1,630
Total non-current assets	48,758	44,159

Total assets	$74,442	$71,529

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,436	$1,572
Accrued expenses	1,801	1,975
Deferred rent, current portion	192	177
Notes payable, current portion	405	307
Total current liabilities	3,834	4,031

Deferred rent, non-current portion	771	963
Asset retirement obligation	701	—
Notes payable, non-current portion	8,839	9,238
Convertible note payable, non-current portion	1,332	307
Total liabilities	15,477	14,539

Stockholders’ equity
Common stock and Additional paid-in capital	113,807	85,252
Accumulated deficit	(54,842)	(28,262)
Total stockholders’ equity	58,965	56,990

Total liabilities and stockholders’ equity	$74,442	$71,529

Aqua Metals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Year ended December 31,
	December 31,	December 31,
	2016	2017	2016	2017

Product sales	$—	$896	$—	$2,088

Operating cost and expense
Cost of product sales	—	3,870	—	9,541
Research and development cost	2,269	1,565	6,348	8,103
General and administrative expense	2,365	1,994	6,610	6,891
Impairment charge	—	—	—	2,411
Total operating expense	4,634	7,429	12,958	26,946

Loss from operations	(4,634)	(6,533)	(12,958)	(24,858)

Other income and expense

Interest expense	(322)	(511)	(639)	(1,761)
Interest and other income	21	13	41	41

Total other income (expense), net	(301)	(498)	(598)	(1,720)

Loss before income tax expense	(4,935)	(7,031)	(13,556)	(26,578)

Income tax expense	—	—	(1)	(2)

Net loss	$(4,935)	$(7,031)	$(13,557)	$(26,580)

Weighted average shares outstanding, basic and diluted	16,603,725	21,956,993	15,267,233	20,293,100

Basic and diluted net loss per share	$(0.30)	$(0.32)	$(0.89)	$(1.31)

Aqua Metals Media Relations:

David Regan

Director of Marketing

Main: 415-336-3553

www.aquametals.com

Investor Relations:

MZ North America

Greg Falesnik

Managing Director

Main: 949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us